Exhibit 10.2

FORM OF WARRANT CERTIFICATE

WARRANT TO PURCHASE UP TO
__________ SHARES OF COMMON STOCK
OF
INTERNATIONAL STEM CELL CORPORATION

THE SECURITIES REPRESENTED HEREBY AND THE UNDERLYING SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SALE OF SUCH SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

This certifies that, for value received, _______________________________ (the "Holder") is entitled to purchase from International Stem Cell Corporation (the "Company"), and the Company promises and agrees to sell and issue to Holder, up to _________ shares of Common Stock of the Company, at a per share price of Fifty Cents ($0.50) (the "Warrant Price"), subject to adjustment as hereinafter provided, at any time on and after the date of this Warrant and on or before five years from the date of this grant. The Holder and all other persons acquiring similar Warrants to purchase Common Stock from the Company are sometimes hereinafter referred to collectively as the “Holders” and individually as a “Holder”).

This Warrant Certificate evidences the right to purchase shares of Common Stock of the Company and is issued in accordance with and subject to the following terms and conditions:

I.  THE WARRANTS

1.01  General.  The Warrants shall be numbered and registered on the books of the Company when issued.  The Warrants shall be dated as of the date of signature thereof on behalf of the Company either upon initial issuance or upon division, exchange, substitution or transfer.

1.02  Transfer.  The Warrants shall be transferable only on the books of the Company maintained at its principal executive office upon delivery thereof duly endorsed by the Warrant holders or by their duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or authority to transfer.  Upon any registration to transfer, the Company shall execute and deliver a new Warrant to the person entitled thereto.

1.03 Combination or Transfer of Warrants.  Any Warrant may be divided or combined, upon request to the Company by the Holder of such Warrant, into a new Warrant certificate or certificates evidencing the same aggregate number of shares of Common Stock of the Company represented by the Warrant (“Warrant Shares”) issuable thereunder. Unless the context indicates otherwise, the term "Holder" shall include any transferee or transferees of any Warrant, and the term "Warrants" shall include this Warrant and all other warrants evidenced by a certificate or certificates issued upon division, exchange, substitution or transfer.

1.04   Validity of Warrants and Warrant Shares.  The Company represents and warrants to the Holder that (i) this certificate representing the Warrant issued to the Holder is in due and proper form, (ii) the Warrants and the Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company, (iii) the Warrants (upon payment of the consideration therefor) will be validly issued, fully paid and non-assessable, (iv) the Holder will acquire valid title to such Warrants free and clear of any encumbrances, and (v) the Warrant Shares issuable upon exercise of such Warrants have been duly and validly reserved and upon issuance and upon payment of the exercise price therefor will be duly and validly issued, fully paid and nonassessable.

1.05 Term.  Subject to the terms of this Warrant Certificate, each Holder shall have the right, for the period commencing on the date on which the Warrants are first issued by the Company and ending on the Termination Date (as hereinafter defined), to purchase up to the number of Warrant Shares specified on the face of the Warrant Certificate, subject to adjustment in accordance hereto, upon surrender to the Company at its principal executive office of the certificate evidencing the Warrant to be exercised, together with a written election to exercise duly completed and signed, and upon payment to the Company of the Warrant Price (as defined in and determined in accordance with the provisions of this Article) for the number of Warrant Shares in respect of which the Warrant is then exercised.  Payment of the aggregate Warrant Price shall be made by wire transfer, in cash or by certified check.  "Termination Date" shall mean 5:00 p.m., Los Angeles time, on December 10, 2012.

1.06 Exercise of Warrants.

(a) Cash Exercise. Upon notice by any Holder to the Company and upon surrender of the Warrant Certificate for the Warrants to be exercised and payment of such Warrant Price, the Company shall issue and cause to be delivered, within five (5) business days after payment is received by the Company, to or upon the written order of such Holder and in such name or names as such Holder may designate, a certificate or certificates for the number of full Warrant Shares so purchased upon the exercise of such Warrants, together with payment in respect of any fractional shares otherwise issuable upon such surrender.  Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of the Warrant Shares as of the date of the surrender of such Warrant and payment of the Warrant Price, as aforesaid; provided, however, that if, at the date of surrender of such Warrants and payment of the Warrant Price, the transfer books for the Warrant Shares or other class of stock purchasable upon the exercise of such Warrant shall be closed, the certificates for the Warrant Shares in respect of which such Warrants are then exercised shall be issuable as of the date on which such books shall next be opened (whether before or after the Termination Date) and until such date the Company shall be under no duty to deliver any certificate for such Warrant Shares; provided, further, that the transfer books of record, unless otherwise required by law, shall not be closed at any one time for a period longer than twenty (20) days.  The rights of purchase represented by each Warrant shall be exercisable, at the election of the Holder, either in full or from time to time in part and, in the event that a certificate evidencing any Warrant is exercised in respect of less than all of the Warrant Shares specified therein at any time prior to the date of expiration of such Warrant, a new certificate evidencing the right to acquire the remaining unacquired Warrant Shares will be promptly issued by the Company.

(b) Cashless Exercise Right.  Notwithstanding the payment provisions set forth above, the Holder may elect to convert Warrants into Warrant Shares (a “Cashless Exercise Right”) by surrendering the Warrant Certificate for the subject Warrants at the principal office of the Company and delivering to the Company written notice of the Holder’s intention to exercise this Cashless Exercise Right, which notice shall specify the number of Warrant Shares subject to this Cashless Exercise Right (hereinafter, a “Cashless Exercise”).  Upon such delivery, the Company shall issue to the Holder the number of Warrant Shares equal to the result obtained by (a) subtracting B from A, (b) multiplying the difference by C, and (c) dividing the product by A, as set forth in the following equation:

X = (A - B) x C        where:
            A

X =	the number of Warrant Shares issuable upon net issuance exercise pursuant to the provisions of this Section 1.06(b).

A =	the Fair Market Value (as hereinafter defined) of one Warrant Share on the date of net issuance exercise.

B =	the Warrant Price.

C =	the number of Warrant Shares for which this Warrant is being exercised.

If the foregoing calculation results in a negative number, then no Warrant Shares shall be issued upon net issuance exercise pursuant to this Section 1.06(b).

(c) Definition of Fair Market Value. “Fair Market Value” shall be the closing sale price for one share of the Company’s Common Stock on the business day immediately prior to the date on which the Company receives written notice of the Cashless Exercise, or if no sale occurred on such date, the average of the bid and asked prices for one share of the Company’s Common Stock on such date.

1.07 Payment of Taxes. The Company shall pay all stock transfer taxes and similar governmental charges that may be imposed with respect to the issuance of Warrant Shares; provided, however, that the Company shall not be required to pay any tax or other charge imposed in connection with any transfer of Warrants or the issuance or delivery of certificates for Warrant Shares to a person or entity other than a then existing Holder of the Warrant; provided, further, that the Company shall not be required to pay any income or other similar tax levied on any Holder of the Warrant.

1.08 Mutilated or Missing Warrant.  In case the certificate or certificates evidencing any Warrant shall be mutilated, lost, stolen or destroyed, the Company shall, at the request of the Holder and upon delivery by the Holder to the Company of reasonably satisfactory proof thereof and (except in the case of a mutilated certificate) an indemnity agreement satisfactory to the Company, issue and deliver in exchange and substitution for and upon cancellation of the mutilated certificate or certificates, or in lieu of and substitution for the certificate or certificates lost, stolen or destroyed, a new Warrant certificate or certificates of like tenor and representing an equivalent right or interest.

1.09 Reservation of Shares.  There has been reserved, and the Company shall at all times keep reserved so long as the Warrants remain outstanding, out of its authorized but unissued Common Stock a number of shares of Common Stock sufficient to provide for the exercise of the rights of purchase represented by the outstanding Warrants.

1.10 Warrant Price.  The price per share (the "Warrant Price") at which Warrant Shares shall be purchasable upon exercise of the Warrants shall be Fifty Cents ($0.50) per share, subject to further adjustment pursuant to this Article.

1.11 Adjustments of Warrant Shares and/or Warrant Price.  The number of Warrant Shares purchasable upon the exercise of the Warrants and the Warrant Price therefor shall be subject to adjustment as follows:

(a)           In case the Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, (ii) subdivide or split its outstanding shares of Common Stock, (iii) combine in the form of a reverse stock split or otherwise change its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issue, by reclassification of its shares of Common Stock, other securities of the Company, the number of Warrant Shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Holder holding such Warrant shall be entitled to receive the kind and number of shares or other securities of the Company which the Holder would have owned or have been entitled to receive after the happening of any of the events described above had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereof.

(b)           In case the Company shall issue rights, options, warrants or convertible securities to all or substantially all holders of its shares of Common Stock, without any charge to such holders, entitling them to subscribe for or purchase shares of Common Stock at a price per share which is lower at the record date mentioned below than the Warrant Price, the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon the exercise of such Warrant by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase to all or substantially all holders of its shares of Common Stock, and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at such Warrant Price.  Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants; provided, however, that in no event shall the number of Warrant Shares purchasable upon exercise of such Warrant be adjusted pursuant to the computation provided in this subsection 1.11(b) to a number less than the number of Warrant Shares purchasable immediately prior to such computation.

(c)           In case the Company shall distribute to all or substantially all holders of its shares of Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions out of earnings) or rights, options, warrants or convertible securities containing the right to subscribe for or purchase shares of Common Stock (excluding those referred to in paragraph (b) above), then in each case the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon exercise of such Warrant by a fraction, of which the numerator shall be the Warrant Price on the date of such distribution, and of which the denominator shall be such Warrant Price on such date minus the then fair value of the portion of the assets or evidences of indebtedness so distributed or such subscription rights, options, warrants or convertible securities applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective on the date of distribution retroactive to the record date for the determination of stockholders entitled to receive such distribution; provided, however, that in no event shall the number of Warrant Shares purchasable upon exercise of such Warrant be adjusted pursuant to the computation provided in this subsection 1.11(c) to a number less than the number of Warrant Shares purchasable immediately prior to such computation.

(d) No adjustment in the number of Warrant Shares purchasable hereunder shall be required unless such adjustment would require an increase or decrease of at least one percent in the number of Warrant Shares then purchasable upon the exercise of the Warrants; provided, however, that any adjustments which by reason of this subsection 1.11(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(e) Whenever the number of Warrant Shares purchasable upon the exercise of any Warrant is adjusted, as herein provided, the Warrant Price payable upon exercise of such Warrant shall be adjusted by multiplying such Warrant Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Warrant Shares purchasable upon the exercise of such Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Warrant Shares so purchasable immediately thereafter.

(f)  If the Company shall issue, after the date of this Warrant (the “Issue Date”), (i) not less than two hundred fifty thousand (250,000) shares of Common Stock for a purchase price per share less than the Warrant Price in effect immediately prior to such issuance (other than pursuant to the exercise or conversion or options, warrants or rights outstanding as of the Issue Date), or (ii) options, warrants or rights to purchase shares of Common Stock, or convertible securities convertible into or exchangeable for shares of Common Stock (such options, warrants, rights and convertible securities are hereinafter referred to collectively as “Common Stock Rights”), which Common Stock Rights are exercisable for or convertible into not less than two hundred fifty thousand (250,000) shares of Common Stock at an exercise price or conversion rate per share that is less than the Warrant Price in effect immediately prior to such issuance, then, in either such event, the Warrant Price shall automatically be adjusted to equal the purchase price of such shares or the exercise price or conversion rate of the Common Stock Rights, as applicable.

(g)  Upon the occurrence of each adjustment or readjustment of the number of Warrant Shares issuable upon exercise of the Warrants or the Warrant Price pursuant to this Section 1.11, the Company at its expense shall promptly compute such adjustment or readjustment and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of any Holder, furnish or cause to be furnished to the Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Warrant Price in effect at the time, and (iii) the number of Warrant Shares and the amount, if any, of other property which at the time would be received upon exercise of the Warrants.

(h)  For the purpose of this Section 1.11, the term "shares of Common Stock" shall mean (i) the class of stock designated as the Common Stock of the Company at the date of this Agreement or (ii) any other class of stock resulting from successive changes or reclassifications of such shares of Common Stock.  In the event that at any time, as a result of an adjustment made pursuant to this Article II, the Holders shall become entitled to purchase any shares of the Company other than shares of Common Stock, thereafter the number of such other shares so purchasable upon exercise of the Warrants and the Warrant Price of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Section 1.11.

(i)  Upon the expiration without exercise of any rights, options, warrants or conversion privileges for which an adjustment has been made pursuant to this Section 1.11, the number of Warrant Shares purchasable upon exercise of each Warrant and the Warrant Price, to the extent such Warrant has not been exercised, shall, upon such expiration, be readjusted and shall thereafter be such as they would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis that (i) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion rights and (ii) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the consideration, if any, actually received by the Company for the issuance, sale or grant to all of such rights, option, warrants or conversion rights whether or not exercise; provided, however, that no such readjustment shall have the affect of increasing the Warrant Price by an amount in excess of the amount of the adjustment initially made in respect of the issuance, sale or grant of such rights, options, warrants or convertible rights.

1.12 No Adjustment for Dividends.  Except as provided in Section 1.11, no adjustment in respect of any dividends shall be made during the term of the Warrants or upon the exercise of the Warrants.

1.13  Rights upon Reclassification, Consolidation, Etc. in case of any consolidation of the Company with, or merger of the Company into, another corporation or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, the Company or such successor or purchasing corporation, as the case may be, shall execute, and the Holders shall execute, an agreement that the Holders will have the right thereafter upon payment of the Warrant Price in effect immediately prior to such action to purchase upon exercise of the Warrants the kind and amount of shares and other securities and property which they would have owned or have been entitled to receive after the happening of such consolidation, merger, sale or conveyance had the Warrants been exercised immediately prior to such action or the record date therefor, whichever would be greater. Such agreement shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for herein.  The provisions of this Section 1.13 shall similarly apply to successive consolidations, mergers, sales or conveyances.

1.14 Statement on Warrants.  Irrespective of any adjustments in the Warrant Price or the number or kind of securities purchasable upon the exercise of the Warrants, the Warrant certificates theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable pursuant hereto.

1.15 Fractional Interests.  The Company shall not be required to issue fractional shares on the exercise of the Warrants.  In the event any fractional shares are so issuable, the Company shall round such fraction down to the nearest whole share.

1.16 No Rights as Stockholder; Notices to Holders.  Nothing contained in this Warrant shall be construed as conferring upon the Holders or their transferees any rights whatsoever as stockholders of the Company by virtue of the ownership of the Warrants, including the right to vote, receive dividends, consent or receive notices as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or any other matter.  If, however, at any time prior to the expiration of the Warrants and prior to their exercise, any of the following events shall occur:

(a)  the Company shall declare any dividend payable in any securities upon any class of its shares of capital stock or make any distribution (other than a cash dividend) to the holders of any class of its capital stock;

(b)  the Company shall offer to the holders of any class of its shares of capital stock any additional shares of capital stock or securities convertible into shares of any class of capital stock or any right to subscribe thereto;

(c)  a dissolution, liquidation or winding up of the Company shall be proposed; or

(d)  a consolidation of the Company with, or merger of the Company into, another corporation, or a sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety or any other corporate reorganization in which the Company is the acquired party shall be proposed;

then in any of said events, the Company shall give notice in writing of such event to the Holders as provided by the provisions of this Agreement (i) at least 10 days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution or subscription rights, or for the determination of stockholders entitled to vote on such proposed dissolution, liquidation or winding up, and (ii) at least 10 days prior to the effective date or the closing date, whichever is earlier, of such proposed merger, consolidation, sale, conveyance or other reorganization.  Such notice shall specify such record date, the date of closing the transfer books, and the effective date or the closing date, as the case may be.

1.17  Authority of Board in Certain Events.  If any event occurs as to which, in the good faith opinion of the Board of Directors of the Company, the other provisions of this Article I are not strictly applicable or as strictly applied would not fairly protect the purchase rights of the Warrant in accordance with the essential intent and principles of such provisions, then the Board shall have the authority to make an adjustment in the application of such provisions, in accordance with principles of equity and fairness, in order to accomplish the intent and principles of such provisions, provided that no such adjustment may be to the detriment of the rights of the

II. MISCELLANEOUS PROVISIONS

2.01  Survival of Representations, Warranties and Agreements.  Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any Holder, each representation and warranty of the Company herein and each agreement or covenant of the Company herein which does not by its own terms expire at an earlier time shall survive until the exercise or expiration of the Warrants, and any claim for breach of any representation or warranty in this Warrant must be brought within one (1) year after such exercise or expiration.

2.02  Governing Law.  THIS WARRANT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES CREATED HEREBY SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF.

2.03 Severability of Provisions.  If any provision of any portion of any provision of this Warrant or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible.  In any event, all other provisions of this Warrant shall be deemed valid and enforceable to the extent possible.

2.04  Modification; Waiver.  No modification of or amendment to the terms of this Warrant shall be valid unless in a writing signed by the Company and all Holders referring specifically to this Agreement and stating the parties' intention to modify or amend the same.  Any waiver of any term or condition of this Warrant must be in a writing signed by the party or parties sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Warrant.

2.05 Gender.  The use of the masculine, feminine or neuter gender herein shall be deemed to include the other genders.

IN WITNESS WHEREOF, International Stem Cell Corporation has caused this Warrant to be duly executed on its behalf as of the ____ day of ______, 2008.

INTERNATIONAL STEM CELL CORPORATION

By: ___________________________

8